Exhibit 12

Law Offices of Kristin M. Cano

19800 MacArthur Boulevard., Suite 1000

Irvine, California 92612

Telephone (949) 759-1505

Telefax (949) 640-9535

cano@securities-law.com

November 5, 2019

American Diversified Energy LLC

Attention: Julio Macedo

711 West 17th Street, Ste. D-5

Costa Mesa, CA 92627

Re: Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering Statement and the offering by American Diversified Energy LLC., a Delaware Limited Liability Company ( “ADE”), of up to $50,000,000 of the ADE’s Class A Units of Limited Liability Interest (the “Units”).

This opinion letter is being delivered in accordance with Item 17, paragraph 12 of Form 1-A under the Securities Act. We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the ADE.

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement, the Underwriter Agreement, and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based on the foregoing, we are of the opinion that the Units have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included as Exhibit 4.1 to the Offering Statement, the Units will be validly issued and fully paid and holders of the Units will have no obligation to make payments or contributions to ADE or its creditors solely by reason of their ownership of the Units.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Offering Statement.

We hereby consent to the inclusion of this opinion as Exhibit 12 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement.

Very truly yours,

/s/ Kristin M. Cano

Law Offices of Kristin M. Cano